INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Argentex Mining Corporation (an exploration stage company) on Form SB-2 of our Report of Independent Registed Public Accounting Firm, dated April 28, 2006, on the balance sheets of Argentex Mining Corporation (an exploration stage company) as at January 31, 2006 and 2005 and the related statements of operations, cash flows, and stockholders’ deficiency for the two years in the period ended January 31, 2006 and 2005 and for the cumulative period from inception, December 31, 2001 to January 31, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”

March 2, 2007	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1